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                                  PURCHASE AGREEMENT


     Prudential Real Estate Fund (the Fund), an open-end, non-diversified management investment company and a Delaware business trust, and Prudential Investments Fund Management LLC, a New York limited liability company (PIFM), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Fund with its initial capital, the Fund hereby sells to PIFM, and PIFM hereby purchases, 10,000 shares of beneficial interest (the Shares) of the Fund. The Shares are apportioned as follows: 2,500 Shares of Class A, 2,500 Shares of Class B, 2,500 Shares of Class C and 2,500 Shares of Class Z, each at the net asset value of $10.00 per share. The Fund hereby acknowledges receipt from PIFM of funds in the amount of $100,000 in full payment for the Shares.

     2. PIFM represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that PIFM has no present intention to redeem and dispose of any of the Shares.

     3. PIFM hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Fund. In the event that the Fund liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

     IN WITNESS THEREOF, the parties have executed this agreement as of the 18th day of February, 1998.

                              Prudential Real Estate Fund

                              By /s/ Richard A. Redeker
                                 -------------------------------
                                 Richard A. Redeker
                                 President



                              Prudential Investments Fund Management LLC

                              By /s/ Robert F. Gunia
                                 -------------------------------
                                 Robert F. Gunia
                                 Executive Vice President